Exhibit 16.1

                      Letterhead of BDO Shanghai Zhonghua






January 21, 2005

Securities and Exchange Commission
450 5th Street
Washington, D.C. 20549







We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on January 4, 2005, to be filed by our former client, the China Digital Wireless, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

/s/ BDO Shanghai Zhonghua

BDO Shanghai Zhonghua

Certified Public Accountants